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                                                                     EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT


                  THIS AGREEMENT, made as of the ____ day of ___________, 2001, is by and between the City of Poplar Bluff, Missouri, a Missouri municipality ("Buyer"), and Enstar IV/PBD Systems Venture, a Georgia general partnership ("Seller").


                              W I T N E S S E T H:


                  WHEREAS, Seller owns and operates a cable television System (as hereinafter defined) serving areas in and around Poplar Bluff, Missouri, as more particularly described in Schedule 4.18 hereto;

                  WHEREAS, Seller has agreed to convey to Buyer substantially all of its assets comprising or used or usable in connection with its operation of the System, excepting those Excluded Assets specifically set forth in Section 2.1(b) upon the terms and conditions set forth herein;

                  WHEREAS, Buyer has agreed to assume certain specified liabilities of Seller, upon the terms and conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the representations and warranties and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer do hereby agree as follows:

1.       Definitions.

         1.1 Terms Defined in this Section. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

                  "Accounts Receivable" means the sum of 99% of the book value of all subscriber accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than sixty (60) days past due (with an account being past due one day after the first day of the period to which the applicable billing relates); plus 95% of the book value of all advertising and other accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than ninety (90) days from the invoice date.

                  "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  "Basic Cable Service" means the tier of cable television service that includes the retransmission of local broadcast signals as defined by the Cable Act.


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                  "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in St. Louis, Missouri are required or authorized to be closed.

                  "Cable Act" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., all other provisions of the Cable Communications Policy Act of 1984 and the provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, in each case as amended and in effect from time to time.

                  "City" means the City of Poplar Bluff, Missouri.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as in effect from time to time.

                  "Communications Act" means the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, and as may be further amended, and the rules and regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

                  "Compensation Arrangement" means any plan or compensation arrangement, other than an Employee Plan or a Multi-employer Plan, whether written or unwritten, which provides to employees or former employees of Seller or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, and including, but not limited to, any bonus (including any bonus given to motivate employees to work for Seller through the Closing), incentive plan, stock rights plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employees fringe benefit plans.

                  "Deposit Amount" means the amount of $3,000,000, being deposited by Buyer with the Escrow Agent pursuant to the Deposit Escrow Agreement to secure Buyer's performance of its covenants and obligations hereunder.

                  "Deposit Escrow Agreement" means the Deposit Escrow Agreement among Buyer, Seller and the Escrow Agent, substantially in the form of Exhibit A.

                  "Employee" means any person employed by Seller.

                  "Employee Plan" means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multi-employer Plan) to which Seller or any of its ERISA Affiliates contributes or has any obligation to contribute or to which Seller or any of its ERISA Affiliates sponsors, maintains or otherwise has liability.


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                  "Encumbrance" means any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, pledge, option, charge, assessment, restriction, encumbrance, adverse interest, adverse claim, voting agreement, restriction on transfer or any exception to or defect in title.

                  "Enstar" means Enstar Communications Corporation, a Georgia corporation.

                  "Environmental Claim" means any claim or charge of a violation of or noncompliance with any Environmental Law.

                  "Environmental Laws" means any and all federal, state or local laws, statutes, rules, regulations, ordinances, orders, decrees and other binding obligations: (i) related to releases or threatened releases of any Hazardous Substance to soil, surface water, groundwater, air or any other environmental media; (ii) governing the use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) related to the protection of the environment and human health. Such Environmental Laws shall include, but are not limited to, RCRA, CERCLA, EPCRA, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Endangered Species Act and any other federal, state or local laws, statutes, ordinances, rules, orders, permit conditions, licenses or any terms or provisions thereof related to clauses (i), (ii) or (iii) above.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

                  "ERISA Affiliate" means, with respect to Seller, (i) any corporation which at, or at any time before, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Seller; (ii) any partnership, trade or business (whether or not incorporated) which, at or any time before, the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with Seller; (iii) any entity, which at, or at any time before, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Seller, any corporation described in clause (i) or any partnership, trade or business described in clause (ii); and
(iv) any entity which at any time before the Closing Date is or was required to be aggregated with Seller under Section 414(o) of the Code.

                  "Escrow Agent" means Firstar, or any other bank reasonably acceptable to Seller and Buyer.

                  "Expanded Basic Service" means the tier of cable television service offered separately from Basic Cable Service and for a charge in addition to that charged for Basic Cable Service, and that can only be purchased by subscribers that also receive Basic Cable Service, but not including any a la carte programming tier or other programming offered on a per channel or per program basis.

                  "FAA" means the Federal Aviation Administration.


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                  "FCC" means the Federal Communications Commission.

                  "Franchise" means all franchise agreements and similar governing agreements, instruments and resolutions and franchise-related statutes and ordinances that are necessary or required in order to operate the System and to provide cable television services in the System.

                  "Franchise Area" means, with respect to any Franchise, the geographic area in which Seller is authorized to operate the System pursuant to such Franchise.

                  "Franchise Renewal" means an extension or renewal of the Poplar Bluff Franchise on terms and conditions satisfactory to Buyer in its reasonably exercised discretion.

                  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

                  "General Partner" means each of Enstar Income Program IV-1, L.P. and Enstar Income Program IV-2, L.P.

                  "Governmental Authority" means (i) the United States of America or (ii) any state of the United States of America and any political subdivision thereof, including counties, municipalities and the like.

                  "Governmental Authorizations" means, collectively, all Franchises and other authorizations, agreements, Licenses and permits for and with respect to the construction and operation of the System obtained from any Governmental Authority.

                  "Hazardous Substance" means any substance, hazardous material or other substance or compound regulated under Environmental Laws, including, without limitation, petroleum or any refined product or fraction or derivative thereof.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, as in effect from time to time.

                  "Indemnity Escrow Agreement" means the Indemnity Escrow Agreement among Buyer, Seller and the Escrow Agent, substantially in the form of Exhibit B.

                  "Indemnity Fund" means the aggregate amount of $3,000,000, being deposited by Buyer with the Escrow Agent pursuant to the Indemnity Escrow Agreement in accordance with Section 9.6 and the terms of the Indemnity Escrow Agreement, to provide funds for the payment of any indemnification to which any Buyer Indemnitee shall be entitled under Section 9 hereof.

                  "Knowledge of Seller" or "Seller's Knowledge" means the actual knowledge of the chief financial officer of Enstar or the general manager of the System.

                  "Leases" means the Personal Property Leases and the Real Property Leases.


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                  "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, permit or permit condition, administrative or judicial decree, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                  "License" means any license, permit or other authorization (other than a Franchise) issued by a Governmental Authority, including, but not limited to, the FCC, used or useful in the operation of the System (including but not limited to TV translator station licenses, microwave licenses (including but not limited to Cable Television Relay Services "CARS") and TVRO earth station registrations).

                  "Limited Partner" means each of the limited partners of each General Partner.

                  "Limited Partner Consents" means the written consents of the Limited Partners of Enstar Income Program IV-1, L.P. and Enstar Income Program IV-2, L.P. that are necessary for the consummation of the transactions contemplated by this Agreement by Seller in accordance with the terms hereof, which shall be in form and substance satisfactory to Seller.

                  "Material Adverse Effect" means a material adverse effect on any of the business, financial condition, results of operations, assets or liabilities of Seller or the System.

                  "Material Consents" means the Required Consents designated as Material Consents in Schedule 4.3.

                  "Multi-employer Plan" means a plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, to which Seller or any trade or business that would be considered a single employer with Seller under Section 4001(b)(1) of ERISA contributed, contributes or is required to contribute.

                  "Outside Closing Date" means April 30, 2002.

                  "Partner Consents" means, collectively, the Limited Partner Consents and the written consents of the General Partners that are necessary for the consummation of the transactions contemplated by this Agreement by Seller in accordance with the terms hereof, which shall be in form and substance satisfactory to Seller.

                  "Past Practices" means the practices used since November 12, 1999, in the System and in any cable system directly or indirectly controlled by Charter that is of comparable size to the System and is located in a geographic area comparable to that in which the System is located.

                  "Permitted Encumbrances" means the following: (i) statutory landlord's liens and liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar Legal Requirements; (iii) rights reserved to any Governmental Authority to regulate the affected property; (iv) as to interests in Real Property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title that are reflected in the public records and that do


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not individually or in the aggregate materially interfere with the right or ability to own, use, lease or operate the Real Property as presently utilized; and (v) Encumbrances set forth in Schedule 1.1, provided that such Encumbrances set forth in Schedule 1.1 do not individually or in the aggregate materially interfere with Buyer's right to own, use, lease or operate the Assets subject to such Encumbrances.

                  "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  "Poplar Bluff Franchise" means the Franchise issued by the City of Poplar Bluff, Missouri.

                  "Real Property" means all of the fee and leasehold estates and, to the extent of the interest, title, and rights of Seller therein, the following: buildings and other improvements thereon, easements, licenses, rights to access, rights-of-way and other real property interests that are owned or held by Seller and used or held for use in the business or operations of the System, plus such additions thereto (including the new headend site being acquired by Seller with respect to the Rebuild) and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement.

                  "Related Agreements" means all written agreements, instruments, affidavits, certificates and other documents, other than this Agreement, that are executed and delivered by Buyer or Seller pursuant to this Agreement or in connection with Buyer's purchase of the Assets or any other transactions contemplated by this Agreement, regardless of whether such agreements, instruments, affidavits, certificates and other documents are expressly referred to in this Agreement.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Real Property (owned, leased or used by easement), including the movement of contaminants through or in the air, soil, surface water or groundwater above, in or below any parcel of Real Property.

                  "Remedial Action" means any and all actions required to (i) clean up, remove, treat or in any other way address contaminants in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of contaminants so they do not migrate or endanger public health or welfare of the indoor or outdoor environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                  "Required Consents" means any consent of any Governmental Authority or other Person under any License, Franchise, Agreement or other instrument which is necessary as a condition to the transfer or assignment of any such License, Franchise, Agreement or other instrument or as a condition to the consummation of the transaction contemplated by this Agreement and the Related Agreements.


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                  "SEC" means the United States Securities and Exchange
Commission.

                  "System" means the cable television system serving the community of Poplar Bluff, Missouri.

                  "Taxes" or "Tax" means and includes, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding and other taxes, assessments, levies, fees, duties, tariffs and other charges of any kind imposed upon Seller or any of the Assets, as applicable, by federal, foreign, state or local law, together with any interest and any penalties, or additions to tax and additional amounts, validly imposed with respect to such taxes.

                  "Transferable Franchise Area" means any Franchise Area with respect to which (A) any Required Consent necessary under a Franchise in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or shall have been deemed obtained by operation of law in accordance with the provisions of the Cable Act, or (B) no Required Consent is necessary under a Franchise in connection with the consummation of the transactions contemplated by this Agreement.

                  "Voting Period" means the period during which the Limited Partners are entitled to vote to approve or disapprove the transactions contemplated by this Agreement, pursuant to Section 6.13.

                  "WARN Act" means the Worker Adjustment Retraining and Notification Act.

2.       Sale of Assets; Assumption of Certain Liabilities.

         2.1      Sales of Assets.

                  (a) Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth, on the Closing Date, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all right, title and interest of Seller in the Assets (as defined herein), free and clear of all Encumbrances other than Permitted Encumbrances. The "Assets" shall mean all of the assets (tangible and intangible, real and personal), owned, leased or otherwise held by Seller and used or usable in connection with the operation of the System; provided, that the Assets shall not include any of the "Excluded Assets," as defined in Section 2.1(b). Except as expressly set forth in this Agreement, the Assets will be conveyed to Buyer on an "AS IS, WHERE IS" basis without representations or warranties of any kind or manner whatsoever. The Assets shall include, without limitation, the following:

                      (i) all of Seller's rights under the Agreements, Franchises, Licenses and other Governmental Authorizations and any other instruments relating to operation of the System, and all intangibles relating to operation of the System, including, but not limited to, all claims and goodwill, if any, with respect to the operation of the System;


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                      (ii)   all tangible property, electronic devices, trunk
and distribution cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices (including, without limitation, converters, traps, decoders, switches, and fittings), "headend" (origination, signal processing and transmission) equipment, facilities, vehicles, inventories, supplies and other personal property used or usable in the operation of the System;

                      (iii) all realty, towers, fixtures, leasehold and other interests in Real Property including the microwave link from St. Louis to Poplar Bluff (subject to the conditions set forth in Section 5.7;

                      (iv) all accounts receivable of Seller relating to its operation of the System; and

                      (v) all business, operational, maintenance, tax and financial (relating primarily to the System or the Assets) and engineering records, files, data, drawings, blueprints, schematics and maps, if any, of the System and reports and records concerning suppliers, customers, subscribers and others customary to the management and operation of the System including, but not limited to all FCC public document files.

                  (b) Notwithstanding the foregoing, the Assets shall not include, and Buyer shall not acquire any interest in or to, any of the following (the "Excluded Assets"):

                      (i) programming and retransmission consent agreements of Seller;

                      (ii) insurance policies of Seller and rights and claims thereunder;

                      (iii) bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of Seller;

                      (iv) cash and cash equivalents and notes receivable of Seller;

                      (v) Seller's trademarks, trade names, service marks, service names, logos and similar proprietary rights, subject to Section 6.8;

                      (vi) Seller's minute books and other books and records related to internal matters and financial relationships with Seller's lenders and affiliates;

                      (vii) all Employee Plans, Multi-employer Plans and Compensation Arrangements;

                      (viii) the headend equipment purchased by Seller as part of the system rebuild and the assets and properties set forth in Schedule 2.1(b)(viii),

                      (ix) installment sale agreements and other agreements under which Buyer would be obligated to pay the deferred purchase price of property, except any such


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agreements that are listed in Schedule 4.9 hereto and except any such agreements permitted to be entered into by Seller pursuant to Section 6.1(b)(viii).

                      (x) software licenses, including Master Software Licenses; and

                      (xi) vehicles used primarily by system employees which are not being transferred pursuant to Buyer pursuant to this Agreement

         2.2 Assumed Liabilities. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth on the Closing Date, Buyer agrees to pay, discharge and perform the following to the extent related to the Assets received by Buyer (the "Assumed Liabilities"):

                      (i) liabilities and obligations under any Agreements, Governmental Authorizations, Licenses and other instruments included within the Assets and accruing and relating to the period from and after the Closing Date;

                      (ii) liabilities and obligations of Seller to the extent there is a reduction in the Purchase Price pursuant to Section 3.3(a)(ii) with respect thereto; and

                      (iii) liabilities and obligations arising out of Buyer's ownership or operation of the System from and after the Closing Date, except to the extent that any such liability or obligation relates to any of the Excluded Assets.

All other obligations and liabilities of Seller, including (a) obligations with respect to the Excluded Assets, (b) any obligations under the Agreements assumed by Buyer relating to the time period prior to or on the Closing Date and (c) any claims or pending litigation or proceedings relating to the operation of the System prior to or on the Closing Date shall remain the obligations and liabilities of Seller.

3.       Closing.

         3.1 Purchase Price. The aggregate purchase price payable for the Assets shall be Eight Million Dollars ($8,000,000), as adjusted at the Closing pursuant to Section 3.3(a) (the "Purchase Price"), and as further adjusted post-Closing pursuant to Sections 3.3(b), 3.6, (as so adjusted, the "Adjusted Purchase Price").

         3.2 Manner and Time of Closing and Payment. The closing of the transactions contemplated herein (the "Closing") shall take place at 9:00 a.m. at the offices of Charter Communications, 12405 Powerscourt Drive St. Louis, Missouri 63131 on the last Business Day of the calendar month that is at least five (5) Business Days after the satisfaction or waiver of all conditions set forth in Sections 7.3, 7.4, 7.9, 8.3, 8.4 and 8.6 hereof, but, subject to
Section 11.1(b) hereof, no later than the Outside Closing Date (such date on which the Closing actually occurs, the "Closing Date"). At Closing, (a) Buyer shall deliver to Seller the Purchase Price (as adjusted pursuant to Section 3.3(a)), less (i) the amount of the Deposit Amount and all interest and other earnings accrued thereon and (ii) the amount of the Indemnity Fund, in immediately



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available funds by wire, inter-bank or intra-bank transfer, in accordance with
Seller's written instructions, to be delivered to Buyer at least three (3) Business Days prior to Closing; (b) Buyer and Seller shall cause the Escrow Agent to deliver to Seller the Deposit Amount and all interest and other earnings accrued thereon, in accordance with the terms of the Deposit Escrow Agreement, which amount shall be credited against the Purchase Price; and (c) Buyer shall deliver the Indemnity Fund to the Escrow Agent, in accordance with the terms of the Indemnity Escrow Agreement and the Escrow Agent's instructions.

         3.3      Adjustment of Purchase Price.

                  (a) The Purchase Price shall be subject to adjustment, as of 11:59 p.m. (St. Louis, central time) on the Closing Date, to, among other things, reflect, in accordance with GAAP, the principle that all revenues and refunds, and all costs, expenses and liabilities, attributable to the operation of the System for any period prior to such time on the Closing Date are for the account of Seller, and all revenues and refunds, and all costs, expenses and liabilities (other than liabilities and obligations under contracts or other obligations of Seller that Buyer does not assume) attributable to the operation of the System from and after such time on the Closing Date are for the account of Buyer. The adjustments to be made to the Purchase Price pursuant to this
Section 3.3(a) shall consist of the following:

                      (i) an increase in the Purchase Price by an amount equal to the sum of:

                           (A) all prepaid items relating to the ownership or
operation of the Assets or the System and for which Buyer will receive a benefit after the Closing, which prepaid items shall be prorated between Seller and Buyer as of the Closing Date on the basis of the period covered by the respective prepayment, and shall be deemed to include, without limitation, all such prepaid items attributable to: real and personal property taxes and assessments levied against the Assets; real and personal property rentals; pole rentals; and power and utility charges;

                           (B) the amount of the Accounts Receivable; and

                      (ii) a decrease in the Purchase Price by an amount equal to the sum of:

                           (A) the amount of all subscriber prepayments, credit
balances and deposits held by Seller as of the Closing Date with respect to the System;

all accrued and unpaid expenses relating to the ownership or operation of the Assets and the System, including accrued and unpaid franchise fees and copyright fees (which accrued and unpaid expenses shall be prorated between Seller and Buyer as of the Closing Date on the basis of the period to which the respective expense relates, and shall be deemed to include, without limitation, accrued and unpaid expenses of the kind itemized in Section 3.3(a)(i)(A) above);

Seller shall deliver to Buyer, not less than seven (7) Business Days prior to the Closing Date, a certificate signed by Seller (the "Pre-Closing Certificate"), which shall specify Seller's good faith best estimate of the adjustments to the Purchase Price required under this Section 3.3(a)


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above, calculated as of the Closing Date and prepared consistent with GAAP. The
Pre-Closing Certificate shall be accompanied by reasonably detailed documentation supporting the calculations set forth therein. Buyer shall have the right to challenge the content of the Pre-Closing Certificate within four
(4) Business Days following delivery if Buyer believes, in good faith, that it is in error. Buyer and Seller shall use good faith efforts to resolve any disputes with respect to the Pre-Closing Certificate prior to the Closing Date. If any such dispute is not resolved prior to the Closing, the amount of the Purchase Price paid to Seller at Closing shall be based on the adjustments to the Purchase Price set forth in the Pre-Closing Certificate.

                  (b) Within 120 days after the Closing Date, Buyer shall deliver to Seller a certificate signed by Buyer (the "Post-Closing Certificate"), which shall set forth Buyer's final adjustments to the Purchase Price to be made pursuant to Sections 3.3(a) and any additional adjustments to be made pursuant to Sections 3.6, 6.16(b) and 6.17, together with such documentation as may be necessary to support Buyer's determination thereof; and, thereafter, Buyer shall provide Seller with such other documentation relating to the Post-Closing Certificate as Seller may reasonably request. If Seller wishes to dispute the final adjustments to the Purchase Price to be made pursuant to Sections 3.3(a), 3.6, 6.16(b) and 6.17, as reflected in the Post-Closing Certificate, Seller shall, within thirty (30) days after its receipt of the Post-Closing Certificate, serve Buyer with a written description of the disputed items together with such documentation as Buyer may reasonably request. If Seller notifies Buyer of its acceptance of the amounts set forth in the Post-Closing Certificate, or if Seller fails to deliver its report of any proposed adjustments within the thirty (30)-day period specified in the preceding sentence, the amounts set forth in the Post-Closing Certificate shall be conclusive, final and binding on Buyer and Seller as of the last day of such thirty (30)-day period. If Buyer and Seller cannot resolve any dispute within thirty (30) days after Buyer's receipt of Seller's written objection, Buyer and Seller, shall, within the ten (10) days following expiration of such thirty
(30)-day period, appoint KPMG or such other independent public accounting firm of national reputation as is agreed upon by the parties to resolve the dispute, provided such firm is not the auditor for either Buyer or Seller. The cost of retaining such firm shall be borne one-half by Buyer and one-half by Seller. Such firm shall report its determination in writing to Buyer and Seller, and such determination shall be conclusive and binding on Buyer and Seller and shall not be subject to further dispute or review.

                  (c) If, as a result of any resolution reached by Buyer and Seller, or any determination made by an accounting firm, in either case pursuant to Section 3.3(b), Buyer is finally determined to owe any amount to Seller, or Seller is finally determined to owe any amount to Buyer, the obligor shall pay such amount to the other party hereto within three (3) Business Days of such determination. Notwithstanding the foregoing, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount due such other party with respect to any item that is not in dispute within three (3) Business Days of the date on which a dispute no longer exists, in immediately available funds to an account or accounts specified in writing by the obligee. Seller acknowledges and agrees that any amount determined to be payable to Buyer pursuant to Section 3.3(b) shall be paid by Seller and shall not be limited by nor disbursed from the Indemnity Fund.


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

         3.4 Instrument of Assignment and Assumption. At the Closing, Buyer and Seller will execute and deliver a Bill of Sale and Assignment and Assumption Agreement, in the form of Exhibit C (the "Bill of Sale and Assignment and Assumption Agreement").

         3.5 Deposit Escrow Agreement. Concurrent with the execution hereof Buyer and Seller shall execute and deliver the Deposit Escrow Agreement, and Buyer shall deposit the Deposit Amount with the Escrow Agent in accordance with the terms thereof.

         3.6 Purchase Price Allocation. Buyer and Seller will use good faith efforts to agree on the allocation of the Purchase Price payable to Seller among the Assets. As soon as practicable following the date hereof, Buyer shall deliver to Seller a proposed allocation. Buyer and Seller shall file the form required to be filed under Section 1060 of the Code consistent with such agreed upon allocation.

4.       Representations and Warranties of Seller.

         Seller hereby represents and warrants to Buyer that the following statements are true and correct.

         4.1      Organization, Qualification and Power.

                  (a) Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on.

                  (b) Enstar is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to carry on the business in which it is engaged in the manner in which such business is now carried on. Enstar is the sole general partner of each of the General Partners.

         4.2 Capacity; Due Authorization; Enforceability. Subject to obtaining the Partner Consents all requisite general partnership action required to be taken by Seller for the execution, delivery and performance by Seller of this Agreement and all Related Agreements to which it is a party have been duly taken. Seller has the full legal capacity and legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. Enstar has the full legal capacity and legal right, power and authority to execute this Agreement and any of the Related Agreements to which Seller is a party on behalf of each General Partner. Subject to obtaining the Partner Consents, this Agreement has been duly executed and delivered by Seller, and this Agreement and each of the Related Agreements to which Seller is a party, upon execution and delivery, will be a legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         4.3      Absence of Conflicting Agreements.

                  (a) The execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby (provided that all of the Required Consents and the Limited Partner Consents and General Partner Consents are obtained and the applicable waiting period(s) under the HSR Act shall have expired or been terminated) will not (a) violate Seller's general partnership agreement; (b) violate any Legal Requirement applicable to Seller, the Assets or the System; (c) conflict with or result in any breach of or default under any contract, note, mortgage or agreement to which Seller is a party or by which Seller is bound.

                  (b) Except for the Required Consents listed in Schedule 4.3, the Partner Consents and the expiration or termination of the applicable waiting period(s) under the HSR Act, no approval, consent, authorization or act of or any declaration, filing, application, registration or other action with any Person or any foreign, federal, state or local court or Governmental Authority is necessary for the consummation of the transactions contemplated in this Agreement and the Related Agreements in accordance with the terms hereof and thereof.

         4.4 Financial Statements; Absence of Undisclosed Liabilities; Accounts Receivable. Seller has delivered to Buyer true and correct copies of the financial statements identified in Schedule 4.4 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller and have been prepared in accordance with GAAP. The Financial Statements present fairly the financial condition and results of operations of Seller at the respective dates thereof and throughout the respective periods covered thereby subject, in the case of unaudited financial statements, to normal year-end accruals and audit adjustments and to the absence of footnotes thereto.

         4.5 Absence of Certain Changes. Since December 31, 1999, Seller has operated the System in the ordinary course of business and has not:

                  (a) made any sale, assignment, lease or other transfer of assets used or usable in connection with the System other than in the ordinary course of business (unless such assets were unnecessary or obsolete);

                  (b) made or promised any material increase in the salary or other compensation payable or to become payable to any Employee of Seller other than in the ordinary course of business or as contemplated under any employment arrangement currently in effect; or

                  (c) experienced any occurrence or been involved in any transaction which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.6      Real Property; Leases; Condemnation.

                  (a) Schedule 4.6(a) contains a list of the parcels of Real Property owned by Seller and included in the Assets, or being acquired by Seller as the new headend site with respect to the Rebuild, which site shall be included in the Assets. Seller has good title to each such parcel of Real Property and all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

                  (b) Schedule 4.6(b) contains a list of the leases under which Seller is lessee of any Real Property owned by any third party ("Real Property Leases"). Copies of all written Real Property Leases listed in Schedule 4.6(b) have been delivered to Buyer. Such Real Property Leases are in full force and effect.

         4.7      Personal Property.

                  (a) Seller owns and has good title to all of the tangible personal properties and intangible properties included within the Assets.

                  (b) Schedule 4.7(b) contains a list, as of the date hereof, of each lease or other agreement or right, under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party ("Personal Property Leases") other than any such Personal Property Lease involving, individually, payments of $25,000 or less or that is terminable on sixty (60) days' notice or less.

         4.8      Governmental Authorizations.

                  (a) Identified in Schedule 4.8 are all of the Governmental Authorizations held by Seller and issued in connection with the System or the operation thereof or held by Seller or issued by any Governmental Authority with respect to the System authorizing Seller to install, construct, own or operate a cable television system within the jurisdiction of the issuing body or authority thereof. Copies of all the Governmental Authorizations listed in Schedule 4.8 have been delivered to Buyer. Except as set forth in Schedule 4.8 or as may otherwise be disclosed pursuant to Section 4.8(b), each such Governmental Authorization is in full force and effect. Except as set forth in Schedule 4.8, to Seller's Knowledge, a written request for renewal has been timely filed pursuant to Section 626(a) of the Cable Act with the proper Governmental Authority with respect to any Franchise expiring within thirty (30) months after the date of this representation.

                  (b) Not more than thirty (30) days following the date of this Agreement, Seller shall have delivered to Buyer a true and complete description of any material noncompliance with the terms of, or material default under, any Governmental Authorization by Seller of which Seller has Knowledge as of the date of such delivery.

                  (c) On the Closing Date, Seller shall be in compliance in all material respects with the terms of all Governmental Authorizations to which it is a party or by which it is bound or affected, and there shall be no material uncured defaults thereunder; provided, that the foregoing representation and warranty shall not apply to the Poplar Bluff Franchise in the event that the Franchise Renewal shall have been obtained.

         4.9      Agreements.

                  (a) Except as set forth in Schedule 4.9, as of the date as of this Agreement, with respect to the Assets or operation of the System, Seller is not a party to or bound by:

                      (i) any contract for the purchase, sale or lease of real property or any option to purchase or sell real property;

                      (ii) any installment sale agreement or liability for the deferred purchase price of property with respect to any of the Assets involving payments exceeding $25,000 individually;

                      (iii) any multiple dwelling unit agreement (covering fifty
(50) or more units), written agreement with subscribers for cable television service or written hotel and motel agreement, except for such agreements as have been entered into in the ordinary course of business; or

                      (iv) any other contract, agreement, commitment, understanding or instrument, including any retransmission consent agreement, that is material to Seller, the System or the Assets, other than those instruments referred to in Sections 4.6(b), 4.7(b) and 4.10 and other than agreements and instruments involving payments, individually, of $25,000 or less or that are terminable on sixty (60) days' notice or less (collectively, with such other agreements described in clauses (a)(i) through (iii), and the Pole Attachment Agreements and other agreements and instruments referred to in Sections 4.6(b), 4.7(b) and 4.10, as well as such Agreements as are not required to be listed in any Schedule hereto, the "Agreements"). Seller has delivered to Buyer copies of all Agreements that are identified in Schedule 4.9. All of the Agreements are in full force and effect.

                  (b) Seller is in compliance in all material respects with the terms of all Agreements to which it is a party or by which it is bound or affected, and there are no material uncured defaults thereunder.

         4.10 Pole Attachment Agreements; Related Agreements. Schedule 4.10 contains a list, as of the date hereof, of all contracts, agreements and understandings (other than the Governmental Authorizations listed in Schedule
4.8 and the Agreements described in Section 4.9) with respect to the Assets or System to which Seller is a party or by which it is bound relating to: (i) the use of any public utility facilities including, without limitation, all pole line, joint pole or master contracts for pole attachment rights and the use of conduits (herein called "Pole Attachment Agreements"), (ii) the use of any microwave or satellite transmission facilities or (iii) the sale of cablecast time to third parties for advertising or other purposes. Except as set forth in
Schedule 4.10A, Seller has delivered to Buyer copies of all Pole Attachment Agreements and other agreements and instruments referred to in Schedule 4.10.

         4.11 Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance.

                  (a) Set forth in Schedule 4.11 is a list of the stations within the System that have elected "must-carry" or retransmission consent status pursuant to the Cable Act. Seller has delivered to Buyer copies of all retransmission consent agreements and copies of all must-carry election notices that are in Seller's possession. To Seller's Knowledge, each station carried by the System is carried pursuant to a retransmission consent agreement, "must-carry" election or other programming agreement.

                  (b) Seller has filed with the Copyright Office all required statements of account with respect to the System that were required to have been filed since July 1, 1999 in accordance with the Copyright Act of 1976 and regulations promulgated pursuant thereto (collectively referred to herein as the "Copyright Act"), and Seller has paid all royalty fees payable with respect to the System since July 1, 1999. Seller has delivered to Buyer copies of all Statements of Account referred to in this Section 4.11(b).

                  (c) Seller has not, since November 12, 1999, received any written notice that, and Seller has no Knowledge that since January 1, 1999, it or the System: (i) is not or has not been in compliance in all material respects with the Communications Act and all applicable rules of the FCC, except for such compliance which would not be reasonably expected to have a Material Adverse Effect; or (ii) has not made all material filings required to be made by it with the FCC in connection with the System or provided all material notices to customers of the System required under the Communications Act and the FCC's rules and regulations, other than such filings and notices, the failure of which to be made or provided would not be reasonably expected to have a Material Adverse Effect. Schedule 4.11 sets forth the cable television service rates charged in the System. Seller has not, since November 12, 1999, received any notice that any of such rates are not permitted rates under the rules and regulations of the FCC. Schedule 4.11 also sets forth a list, as of the date hereof, of all pending rate complaints on file at the FCC with respect to the System.

         4.12 Litigation. Except as set forth in Schedule 4.12, and except as may be disclosed pursuant to Section 4.8(b), there is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment pending, or to Seller's Knowledge threatened, against or relating to Seller or the System other than (i) FCC and other proceedings generally affecting the cable television industry and not specific to Seller; and (ii) routine collection actions with respect to the payment by subscribers for services rendered by Seller and other proceedings and actions arising in the ordinary course of business that are covered by Seller's insurance policies.

         4.13     Compliance with Laws. Except as may be disclosed pursuant to
Section 4.8(b) or Section 4.12, Seller has not, since November 12, 1999, received any notice of any claim by any Governmental Authority, and Seller has no Knowledge that it has not been or is not in compliance with any Legal Requirement applicable to it, the System or the Assets.

         4.14     Employee Benefit Plans.

                  (a) Except as disclosed in Schedule 4.14(a), there is no new Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement that will affect the benefits of Employees or former Employees of the System and that is to become effective after the date of this Agreement.

                  (b) Each Employee Plan and Compensation Arrangement has been established, maintained, operated and administered in accordance with its own terms and, where applicable, ERISA, the Code, and any other applicable Legal Requirement.

                  (c) To Seller's Knowledge no lien has arisen under Section 412 of the Code or Section 302 of ERISA in favor of any System Plan.

         4.15     Labor Relations; Employees.

                  (a) Seller is not a party to any collective bargaining agreement or other contract with any labor organization regarding any of the Employees of the System; Seller has not recognized any union or other collective bargaining representative of any group of Employees of the System; and no union or other collective bargaining representative has been certified as representing any of the Employees of the System.

                  (b) There currently is no (i) unfair labor practice charge or complaint against Seller involving any Employee of the System pending before the National Labor Relations Board, any state labor relations board or any court or tribunal, (ii) grievance or other claim involving any Employee of the System pending before any Governmental Authority against Seller, or (iii) arbitration proceeding arising out of or under any collective bargaining agreement pending before any Governmental Authority against Seller involving any Employee of the System;

                  (c) Except with respect to ongoing disputes of a routine nature or involving immaterial amounts, Seller has paid in full to all of its Employees providing services to the System all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Employees.

         4.16 Environmental Matters. Except as set forth in Schedule 4.16, and except for any such noncompliance of an insubstantial nature that has been remedied as required by applicable Environmental Laws: (a) Seller's operations with respect to the System have complied and comply in all material respects with all applicable Environmental Laws; (b) Seller has not used the Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances except for gasoline and diesel fuel and such use of Hazardous Substances (in cleaning fluids, solvents and other similar substances) customary in the construction, maintenance and operation of a cable television system and in amounts or under circumstances that would not reasonably be expected to give rise to material liability for Remedial Action, and (c) to Seller's Knowledge, the Real Property complies and has complied in all material respects with all applicable Environmental Laws. Except as set forth in Schedule 4.16, to Seller's Knowledge, no underground storage tank is located under any of the Real Property, and to Seller's Knowledge, none of the Real Property has been used as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes. Seller has delivered to Buyer copies of all assessments, studies, reports and surveys relating to the environmental condition of the Real Property, including but not limited to the presence or alleged presence of Hazardous Substances at or on the Real Property, that are in the possession or under the control of Seller. To Seller's Knowledge, no ambient asbestos is present at the Real Property.

         4.17 Bonds; Letters of Credit. Schedule 4.17 sets forth a list of all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by Seller in connection with its operation of the System.

         4.18     Information on the System and Subscribers.

                  (a) Schedule 4.18 sets forth a materially accurate statement, as of the date(s) set forth in said Schedule, of the following information with respect to the System:

                      (i)   the total number of Subscribers served;

                      (ii)  the bandwidth capacity specified in MHz; and

                      (iii) the channel line-up and rate card.

                  (b) Seller has made available to Buyer all existing system engineering drawings and "as built" maps with respect to the System that are in the possession of Seller and that have been requested by Buyer or its representatives for review.

         4.19 Broker; Brokers' Fees. Except for Daniels & Associates, Inc., which has been retained by and whose fee shall be paid by Seller, neither Seller nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by Seller.

5.       Representations and Warranties of Buyer.

         Buyer represents and warrants to Seller that the following statements are true and correct:

         5.1 Organization, Qualification and Power. Buyer is a municipality validly existing and in good standing under the laws of the State of Missouri, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on. On the Closing Date, Buyer will be duly qualified to do business in all jurisdictions where the ownership and operation of the Assets and System requires such qualification.

         5.2 Capacity; Due Authorization; Enforceability. All requisite corporate action required to be taken by Buyer for the execution, delivery and performance by Buyer of this Agreement and all Related Agreements to which Buyer is a party have been duly performed. Buyer has the full legal capacity and legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and this Agreement and each of the Related Agreements to which Buyer is a party, upon execution and delivery, will be, a legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         5.3 Absence of Conflicting Agreements. The execution and delivery of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby (provided all of the Required Consents are obtained and the applicable waiting period(s) under the HSR Act shall have expired or been terminated) will not (a) violate any Legal Requirement applicable to Buyer, the Assets on the System; (b) conflict with or result in a breach of or default under any contract, note, mortgage or agreement to which Buyer is a party or by which Buyer is bound.

         5.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Buyer's knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Buyer's or Seller's ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         5.5 Financial Capability. Buyer has the financial capability, including to obtain financing, necessary to consummate the transactions contemplated in this Agreement, in accordance with the terms hereof, including payment of the Purchase Price.

         5.6 Brokers. Buyer acknowledges that Allen Davis of United Telesystems, Inc. has been acting on its behalf in connection with the transactions contemplated by this Agreement and that Buyer shall be responsible for all costs incurred and liabilities for any finders' or brokers' fees or commissions by Allen Davis of United Telesystems, Inc. in connection with the transactions contemplated by this Agreement.

         5.7 Microwave Link Access As a condition for including the microwave links fromSt. Louis to Poplar Bluff in the Sale Assets Buyer agrees to enter into a long term agreement on the Closing Date to provide access to the microwave links to the owner of Enstar system assets in Dexter, Missouri and Malden, Missouri on terms mutually acceptable to both parties and typical to the industry.

6.       Covenants of Seller and Buyer.

         6.1      Continuity and Maintenance of Operations.

                  (a) Except as Buyer may otherwise agree in writing, until the Closing Seller shall operate the System in the ordinary course of business consistent with Past Practices and shall:

                  (b) (i) maintain and repair the Assets in the ordinary course of business consistent with its year 2001 budgets, and at Closing the Assets will be in substantially the same condition as they are in as of the date hereof, subject to ordinary wear and tear;

                          (ii)  use commercially reasonable efforts to comply
with Legal Requirements applicable to the System;

                          (iii) not conduct promotional activities inconsistent
with Past Practices;

                          (iv)  continue its procedures for disconnection and
discontinuance of service to subscribers whose accounts are delinquent, in accordance with Past Practices; and

                          (v)   not enter into installment sale agreements and
other agreements under which Buyer would be obligated to pay the deferred purchase price of property, which agreements collectively will involve aggregate payments in excess of $25,000 following the Closing Date.

                  (c) Except as required by law and except as budgeted by Seller, after the date of this Agreement, Seller will not, without giving prior written notice to Buyer, change customer rates for any tier of service or charges for remote or installation, make channel additions, channel substitutions, change the channel lineups or implement any retiering or repackaging of cable television programming offered by the System, or change billing, collection or installation practices.

         6.2      Access to Seller; Confidentiality.

                  (a) Upon reasonable advance notice, Seller shall afford to the officers, employees and authorized representatives of Buyer and to the employees and authorized representatives of Buyer's equity and financing sources reasonable access during normal business hours to the System and to its offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) that relate to the System and the operation thereof.

                  (b) Until Closing Buyer (i) shall use reasonable efforts to cause its officers, employees and representatives and the employees, representatives and agents of Buyer's equity and financing sources to hold in strict confidence all information furnished to any of them by

Seller in connection with the transactions contemplated by this Agreement that is not otherwise available to the public (the "Confidential Information"), and
(ii) shall not, without the prior written consent of Seller, release or disclose any Confidential Information to any other person, except (A) to the extent required by applicable law, (B) as necessary in connection with filings, approvals and rulings to be obtained from any governmental agency, including, but not limited to, the Federal Trade Commission ("FTC"), the Antitrust Division of the Department of Justice ("DOJ"), the SEC and the Internal Revenue Service (it being understood that any such filing may include the filing of a copy of this Agreement), (C) to Buyer's equity and financing sources and its officers, employees or representatives who are informed by Buyer of the confidential nature of the Confidential Information, (D) as necessary to obtain consents to the transfer of any Franchise or otherwise necessary for the consummation of the transactions contemplated by this Agreement, and (E) as otherwise permitted by the remainder of this Section 6.2(b). In the event Buyer or any person to whom Buyer transmits Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, Buyer shall provide Seller with prompt notice so that Seller may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.2(b), or both. In the event that such protective order or other remedy is not obtained, or that Seller waives compliance with the provisions of this Section 6.2(b), Buyer shall furnish only that portion of the Confidential Information which is legally required.

                  (c) Following the Closing, upon reasonable notice by Buyer, Seller shall afford to Buyer's officers, employees, accountants and other authorized representatives, reasonable access to Seller's business and financial records and accountants that relate to the System to enable Buyer to obtain information and data reasonably required in connection with the preparation of Buyer's financial statements and any regulatory filings relating to the System.

         6.3      Notification.

                  (a) Each party shall promptly notify the other of any action, suit, proceeding or investigation that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement.

                  (b) If Buyer or Seller acquires actual knowledge before the Closing Date that a material breach of any of Seller's or Buyer's (as the case may be) representations or warranties has occurred, the party acquiring such actual knowledge shall provide prompt written notice to the other describing such breach. Notwithstanding the foregoing, no notice or information delivered by or to any party shall affect the other party's right to rely on any representation or warranty made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         6.4 No Public Announcement. Prior to the Closing Date, neither party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

         6.5 Regulatory Filings. As soon as may be reasonably practicable, but in no event later than thirty (30) days after the date hereof, Buyer and Seller shall file or cause to be filed with the FTC and DOJ such Notifications and Report Forms relating to the transactions contemplated hereby as are required by the pre-merger notification rules issued under the HSR Act. Buyer and Seller shall: (i) promptly supply each other with any information provided in response to any requests for additional information made by either of such agencies, and (ii) use all reasonable efforts to cause the waiting period under the HSR Act to terminate or expire at the earliest possible date. Buyer and Seller shall share equally all filing fees associated with any Notification and Report Form required to be filed in connection with this Agreement.

         6.6      Employees; Employee Benefits.

                  (a) Subject to the following sentence, effective as of and contingent upon the Closing, Buyer shall make offers of employment to such Employees who render services to the System as Buyer shall determine, in its sole and absolute discretion (each Employee who accepts Buyer's offer of employment and who becomes an employee of Buyer effective as of the Closing hereinafter called a "Transferred Employee"). Not less than thirty (30) days prior to the Closing, Buyer shall notify Seller in writing of the Employees to whom Buyer intends to offer employment, and Buyer shall make offers of employment to such Employees in accordance with the preceding sentence. Prior to Closing Seller shall take all actions reasonably necessary to comply with the WARN Act, if applicable, and any applicable comparable state laws. Seller shall pay when required all compensation and shall provide all benefits to its respective Employees as are required, and, except as set forth in Section 6.6(b), Seller shall retain liability for all obligations and liabilities owed to its Employees that relate to periods prior to the Closing Date.

                  (b) Buyer shall offer group health plan coverage to all Transferred Employees and their spouses and eligible dependents who are covered on the Closing Date under a group health plan maintained or contributed to by Seller, and such coverage shall be the same, and shall be subject to the same terms and conditions, as Buyer provides to similarly situated employees, provided that such coverage shall be effective as of the Closing. Seller shall have full responsibility and liability for offering and providing "continuation coverage" to any "covered employee" who is an Employee, and to any "qualified beneficiary" of such Employee, and who is covered by a "group health plan" sponsored or contributed to by Seller (all such group health plans of Seller individually and collectively called "Seller's Health Plans") to the extent that such continuation coverage is required to be provided by Seller under Code
Section 4980B, and the regulations promulgated thereunder, as a result of a "qualifying event" experienced by such covered employee or qualified beneficiary with respect to or in connection with the transactions contemplated by this Agreement. "Continuation coverage," "covered employee," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

         6.7      Required Consents.

                  (a) Following the execution hereof, until the Closing Date, Seller shall use commercially reasonable efforts, and Buyer shall cooperate in good faith with Seller, to obtain all Required Consents, including Required Consents under the Franchises, Licenses and Agreements. Seller and Buyer shall prepare and file, or cause to be prepared and filed, within fifteen (15) days after the date hereof (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for a party to complete its application), all applications (including FCC Forms 394 or other appropriate forms, to the extent Seller determines they are necessary or appropriate) required to be filed with the FCC and any other Governmental Authority that are necessary for the assignment to Buyer, in connection with the consummation of the transactions contemplated by this Agreement, of the Governmental Authorizations. The parties shall also make appropriate requests, as soon as practicable after the date hereof, for any Required Consent required under any Agreement. Notwithstanding subsection (c)(i) hereof, and subject to subsection (c)(ii) hereof, nothing in this Section 6.7 shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys' fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Seller, provided that Seller shall be liable for all obligations or liabilities under each Governmental Authorization or Agreement during the period prior to the Closing Date.

                  (b) Seller shall also use commercially reasonable efforts to cause each such Required Consent relating to a Franchise or Agreement to include provisions that permit (i) Buyer to grant a security interest in such Franchise or Agreement to its lender(s) providing financing to Buyer with respect to the transaction contemplated hereby, and (ii) Buyer to transfer such Franchise or Agreement to any Affiliate of Buyer that agrees in writing as a condition to such transfer to be bound by any and all obligations of Buyer in connection therewith; provided, that Seller shall have no additional obligation with respect to obtaining such provisions if the inclusion of such provisions would cause such Required Consent to be unreasonably withheld, delayed or otherwise conditioned.

                  (c) (i) Buyer agrees that if in connection with the process of obtaining any Required Consent, a Governmental Authority or other Person purports to require any condition or any change to a Franchise, License or Agreement to which such Required Consent relates that would be applicable to either Buyer or Seller as a requirement for granting such Required Consent, which condition or change involves a monetary payment or commitment to such Governmental Authority or other Person, either Buyer or Seller may elect, in its sole discretion, to satisfy such monetary payment or commitment, in which case, Buyer and Seller will accept any condition or change in the License or Agreement to which such Required Consent relates to the extent provided herein.

                          (ii) Subject to the terms of subsection (i) above,
Seller shall not agree, without Buyer's prior written consent, which consent Buyer shall grant or withhold in its reasonably exercised discretion, to any adverse change (other than immaterial, non-monetary changes) to the terms of any Governmental Authorization or Agreement as a condition to obtaining any Required Consent to the assignment of such Governmental Authorization or

Agreement to Buyer. If in connection with the obtaining of any Required Consent, a Governmental Authority or other third party seeks to impose any condition or adverse change to any Governmental Authorization or Agreement to which such Required Consent relates that would be applicable to Buyer as a requirement for granting such Required Consent, Seller shall promptly notify Buyer of such fact and Seller shall not agree to such condition or adverse change unless Buyer shall, in its reasonably exercised discretion, consent to such condition or change in writing.

                          (d) Buyer shall promptly furnish to any Governmental
Authority or other Person from which a Required Consent is requested such accurate and complete information regarding Buyer and its Affiliates, including financial information relating to the cable and other media operations of Buyer and its Affiliates, as a Governmental Authority or other Person may reasonably require in connection with obtaining any Required Consent.

                          (e) It is understood and agreed that nothing herein
shall prevent Buyer or its Affiliates (or their employees, agents, representatives and any other Person acting on behalf of Buyer and its Affiliates) from making statements or inquiries to, attending meetings of, making presentations to, or from responding to requests initiated by, Governmental Authorities or other Persons from which a Required Consent is sought or from which Buyer is negotiating for a Franchise Renewal and Buyer shall use commercially reasonable efforts to apprise Seller of all such requests.

         6.8 Use of Transferor's Name. For a period of 180 days after the Closing Date, Buyer may continue (but only to the extent reasonably necessary) to operate the System using the name "Enstar" and all derivations and abbreviations of such name and related trade names and marks in use in the System on the Closing Date, such use to be in a manner consistent with the way in which Seller has used the marks. Within 180 days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such name or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in similar fashion making such removal or discontinuation impracticable for Buyer.

         6.9 Delivery of Subscriber Information. Between the date of this Agreement and the Closing Date, promptly after the preparation thereof, Seller shall deliver to Buyer true, correct and complete copies of (i) quarterly financial information, including a balance sheet, a statement of income and expenses and a statement of cash flows (ii) quarterly statements of capital expenditures with respect to the System and (iii) monthly subscriber counts for the System prepared by Seller for its internal use.

         6.10 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Assets conveyed by Seller shall be shared equally by Buyer and Seller. Buyer and Seller will cooperate in all reasonable respects to prepare and file all necessary federal, state and local tax returns, tax information returns, reports and estimates and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

         6.11 Further Assurances; Satisfaction of Covenants. Seller and Buyer each shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the transactions contemplated hereby. Seller and Buyer shall each use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

         6.12 Limited Partner Consents. As soon as reasonably practicable following the execution hereof, the General Partners shall file with the SEC proposed proxy materials relating to the General Partners' solicitation of the Limited Partner Consents. Each General Partner shall use reasonable efforts (i) to have such proxy materials cleared by the SEC (if applicable) so as to enable it to disseminate definitive proxy materials to its respective Limited Partners,
(ii) to disseminate such materials, upon receipt of SEC clearance, to its respective Limited Partners and (iii) thereafter to obtain the Limited Partner Consents. Seller shall give Buyer prompt notice when the Limited Partner Consents have been obtained and when any material development has occurred that causes substantial doubt as to whether the Limited Partner Consents will be obtained.

         6.13 Noncompetition Agreement. Seller agrees, on behalf of itself and its direct and indirect subsidiaries, that prior to the fifth anniversary of the Closing Date it will not, without the written consent of Buyer, directly or indirectly, own, manage, operate or control, engage or participate in the ownership, management, operation or control of or be connected as a shareholder, partner, manager, agent or otherwise with any business or company any part of which operates hardwire cable television systems (or which obtains or holds any franchises therefor) within any of the Franchise Areas.

7.       Conditions Precedent To Buyer's Obligations.

         The obligations of Buyer to purchase and accept assignment, transfer and delivery of the Assets to be sold, assigned, transferred and delivered to Buyer hereby are subject to the satisfaction or waiver, at or prior to the Closing Date (as provided herein), of the following conditions:

         7.1 Representations and Warranties of Seller. As to the representations and warranties of Seller set forth in Section 4, (1) each of those representations and warranties set forth in Section 4 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, without regard to the materiality or Material Adverse Effect qualifiers set forth therein, and
(2) each of the other representations and warranties of Seller set forth in
Section 4 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, without regard to the materiality or Material Adverse Effect qualifiers set forth therein; provided, that for purposes of each of clauses (1) and (2) above, the representations and warranties shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect; and provided, further, that the representations and warranties referred to in this Section 7.1 shall not include the representations and warranties contained in Section 4.8(c) with respect to any Governmental Authorization with respect to which a Franchise Renewal shall have been obtained.

         7.2 Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         7.3 Material Consents. The Material Consents shall have been obtained.

         7.4 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided, that the Buyer shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

         7.5 Delivery of Certificates and Documents. Seller shall have furnished to Buyer the following:

                  (a) a certificate of the Secretary or Assistant Secretary of Enstar as to (i) the general partnership agreement of Seller; (ii) all actions taken by and on behalf of Seller and the General Partners to authorize the execution, delivery and performance of this Agreement and the Related Agreements and (iii) the incumbency of officers signing this Agreement and any Related Agreement on behalf of Seller;

                  (b) a certificate of an executive officer of Enstar, certifying on behalf of Seller that the conditions set forth in Sections 7.1 and
7.2 have been met;

                  (c) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;

                  (d) the Indemnity Escrow Agreement, duly executed by Seller;

                  (e) a deed, in form and substance reasonably satisfactory to Seller and Buyer, conveying title to each parcel of Real Property owned by Seller to Buyer;

                  (f) copies of all Material Consents obtained on or prior to Closing; and

                  (g) all other documents as are reasonably necessary to transfer title to the Assets to Buyer.

         7.6 Opinion of Seller's Counsel. Seller shall have furnished Buyer with an opinion letter, dated the Closing Date, of Curtis S. Shaw, counsel for Seller, in the form set forth in Exhibit D hereto.

         7.7 Partner Consents. The Partner Consents shall have been obtained.

8.       Conditions Precedent to Seller's Obligations.

         Seller's obligation to sell, assign, transfer and deliver the Assets to Buyer hereunder are subject to the satisfaction or waiver at or prior to the Closing Date (as provided herein) of the following conditions:

         8.1 Representations and Warranties of Buyer. As to the representations and warranties of Buyer set forth in Section 5, (1) each of those representations and warranties set forth in Section 5 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, without regard to the materiality or Material Adverse Effect qualifiers set forth therein, and
(2) each of the other representations and warranties of Buyer set forth in
Section 5 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, without regard to the materiality or Material Adverse Effect qualifiers set forth therein; provided that for purposes of each of clauses (1) and (2) above, the representations and warranties shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect.

         8.2 Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 Material Consents. The Material Consents issued by Governmental Authorities shall have been obtained.

         8.4 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided that Seller shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

         8.5 Partner Consents. The Partner Consents shall have been obtained.

         8.6 Delivery of Certificates and Documents. Buyer shall have furnished to Seller the following:

                  (a) a certificate of the [mayor] of Buyer as to (i) resolutions of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements; and (ii) the incumbency of officers signing this Agreement and the Related Agreements on behalf of Buyer;

                  (b) a certificate of an executive officer of Buyer certifying that the conditions set forth in Sections 8.1 and 8.2 have been met;

                  (c) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer; and

                  (d) the Indemnity Escrow Agreement, duly executed by Buyer.

         8.7 Opinion of Buyer's Counsel. Buyer shall have furnished Seller with an opinion letter, dated the Closing Date, of Duncan and Pierce, counsel for Buyer, in the form set forth in Exhibit F.

         8.8 Payment for Assets. Buyer shall have delivered the Purchase Price as provided in Section 3.2.

9.       Survival of Representations and Warranties; Indemnification.

         9.1 Survival of Representations and Warranties. The representations and warranties of the parties provided for in this Agreement shall survive the Closing for a period of six (6) months, except representations and warranties relating to environmental matters and title to Real Property, and to Taxes, title to Assets other than Real Property and authority, which representations and warranties shall survive the Closing for the duration of the applicable statute of limitations (the "Indemnity Period"). No claim for indemnification for breach of a representation or warranty may be asserted after the expiration of the applicable Indemnity Period; provided, that the written assertion of any claim by a party against the other hereunder with respect to the breach or alleged breach of any representation, warranty (or of a series of facts which would support such breach) shall extend the Indemnity Period with respect to such claim through the date such claim is conclusively resolved.

         9.2      Indemnification.

                  (a) Subject to the provisions of Sections 9.1 and 9.5, Buyer agrees to indemnify and hold harmless Seller, after the Closing, from and against any and all Claims (as defined herein) to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty, or any failure to perform or comply with any of the covenants, conditions or agreements of Buyer set forth in this Agreement or in any Related Agreement, or (ii) the assertion of any Claim or legal action against Seller by any Person or Governmental Authority based upon, arising out of or relating to the ownership or operation of the Assets occurring, arising or accruing after the Closing Date.

                  (b) Subject to the provisions of Sections 9.1 and 9.5, Seller agrees to indemnify and hold harmless Buyer, after the Closing, from and against any and all claims to the extent such claims are based upon, arise out of or relate to (i) a breach of any representation or warranty, or any failure to perform or comply with any of the covenants, conditions or agreements of Seller set forth in this Agreement or in any Related Agreement or (ii) any liability of Seller arising or accruing on or prior to, or existing on, the Closing Date, except any such liability for which an adjustment to the Purchase Price is made pursuant to Section 3.3(a)(ii); or (iii) any obligation or liability of Seller not assumed by Buyer pursuant to the terms of this Agreement.

         9.3      Assertion of Claims.

                  (a) If Buyer or Seller believes that it has a claim for indemnification, it shall notify the other promptly in writing describing such claim with reasonable particularity and containing a reference to the provisions of this Agreement under which such claim has arisen.

                  (b) As used in this Section 9 the word "Claim" shall mean any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including, without limitation, reasonable attorneys' fees incurred in connection with the investigation or defense thereof or in asserting rights hereunder).

                  (c) Neither this Section 9 nor any other provision of this Agreement is intended to confer any third party beneficiary rights, including but not limited to any extension of any statute of limitations pertaining to suits, actions or proceedings brought by third parties.

         9.4 Notice of and Right to Defend Third Party Claims. Promptly upon receipt of notice of any Claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnification may be sought on account of an indemnity agreement contained in Section 9.2, the party seeking indemnification (the "Indemnitee") shall give notice in writing to the party from whom indemnification is sought (the "Indemnitor"). The omission by such Indemnitee to so notify promptly such Indemnitor of any such Claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith. In case any Claim shall be asserted or any suit, action or proceeding commenced against an Indemnitee, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, subject to Indemnitor's written confirmation of its indemnity obligations hereunder with respect to such Claim, to assume the defense or conduct the settlement thereof. Anything herein to the contrary notwithstanding, Indemnitor shall not be entitled to settle any such suit, action or proceeding without Indemnitee's consent, which consent shall be not unreasonably withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof (along with its written confirmation of its indemnity obligations), the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof following such notice. The Indemnitee will reasonably cooperate with the Indemnitor in connection with any such claim assumed by the Indemnitor to make available to the Indemnitor all Persons and all pertinent information under the Indemnitee's control.

         9.5      Limitations of Liability.

                  (a) For purposes of this Agreement, Claims for indemnification for breach of any representation, warranty, covenant or agreement shall not take into account, give effect to or be qualified by any considerations of materiality or knowledge which may be expressed in such representation or warranty.

                  (b) The amount of any Claim indemnifiable by an Indemnitor pursuant to Section 9.2 shall be reduced by the amount of any insurance proceeds and the amount of any tax benefit resulting from the subject matter of such claim received by the Indemnitee in respect of such claim.

                  (c) Seller shall not be required to indemnify Buyer under
Section 9.2(b) with respect to Claims arising from breaches of Seller's representations or warranties hereunder, and Buyer shall not be required to indemnify Seller under Section 9.2(a) with respect to Claims arising from Buyer's representations or warranties hereunder, until the aggregate amount of all such Claims against Seller or Buyer, as the case may be, exceeds the aggregate amount of $75,000, in which case the indemnifying party shall be liable for the total amount of all of such Claims starting from the first dollar. Notwithstanding the foregoing, Buyer shall be indemnified by Seller, without limitation by the $75,000 threshold set forth in the preceding sentence, with respect to matters that are or should have been disclosed by Seller pursuant to Section 4.8(b) that remain uncured as of Closing.

                  (d) Seller's aggregate liability to Buyer for Claims arising from breaches of Seller's representations and warranties hereunder shall be limited to losses or damages not exceeding the amount of $750,000, except that such limit shall not apply to Claims arising out of representations and warranties relating to title to Assets other than Real Property, Taxes and authority. Buyer's liability to Seller for Claims arising out of breaches of its representations and warranties hereunder shall be limited to losses or damages not exceeding the aggregate amount of $750,000.

         9.6 Indemnity Escrow Agreement. At the Closing, Buyer, Seller and the Escrow Agent shall execute the Indemnity Escrow Agreement, in accordance with which Buyer will deposit the Indemnity Fund with the Escrow Agent on the Closing Date in order to provide a fund for the payment of any indemnification to which any Buyer Indemnitee is entitled under this Section 9.

10.      Termination.

         10.1 Termination. This Agreement may be terminated prior to the Closing only in accordance with the following:

                  (a) At any time by mutual consent of Seller and Buyer;

                  (b) By either Seller or Buyer if the Closing hereunder has not taken place on or before the Outside Closing Date other than by reason of a breach or default of any of the covenants or agreements contained in this Agreement by the party seeking to terminate;

provided, that, either party may, at its sole option, extend such date for an additional three (3) months if as of such date the conditions to Closing set forth in Sections 7.3 and 8.3 shall have not been satisfied;

                  (c) By either Seller or Buyer, at any time, if the other party is in material breach or material default of its covenants and agreements under this Agreement and the party in breach or default does not cure such breach or default within thirty (30) days after written notice thereof is delivered to the non-terminating party, provided that the terminating party is not also in material breach or material default hereunder;

                  (d) By either Seller or Buyer, if the representations and warranties of the other party (without regard to the materiality or Material Adverse Effect qualifiers set forth therein) are not true and correct in all respects (or, with respect to representations and warranties made as of a specific date, are not true and correct in all respects as of such date), and such failure is not cured by the Outside Closing Date, provided that all of the representations and warranties of the terminating party are true and correct in all respects; provided, that for purposes of this Section 11.1(d), the representations and warranties of a party shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect;

                  (e) By Buyer in the event that any of the following shall occur: (ii) as of any date, the Limited Partners holding fifty percent (50%) or more of the Interests of either General Partner shall have affirmatively disapproved the transactions contemplated by this Agreement or (iii) as of the termination of the Voting Period applicable to a General Partner, the Limited Partner Consents with respect to such General Partner shall not have been obtained; provided, however, that for purposes of clauses (i) and (ii) the percentage of Interests disapproving the transactions contemplated by this Agreement shall not include any disapprovals or approvals (as the case may be) that shall have been rescinded, revoked or otherwise withdrawn as of the date of such termination.

         10.2 Breakup Fee. Seller shall pay to Buyer a breakup fee in the amount of $250,000 (the "Breakup Fee"), in accordance with the terms of this
Section 10.2, in the event that;

         (a)(i) this Agreement is terminated by Buyer pursuant to Section 10.1(e), and (ii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of
(x) the date on which the Limited Partners of either General Partner shall have either disapproved the transactions contemplated by this Agreement or (y) the first-occurring date of termination of the Voting Period applicable to a General Partner during which the Limited Partner Consents with respect to such General Partner shall not have been obtained. Seller shall pay the Breakup Fee to Buyer by wire transfer of immediately available funds or by certified check (in accordance with Buyer's written instructions) within five (5) Business Days following the date of termination pursuant to Section 10.1(e); and (b) the Closing does not occur and this Agreement is terminated solely as a result of the failure to satisfy the conditions to Closing set forth in Section 8.5.

         10.2 Reimbursement of Expenses. In the event that (i) this Agreement is terminated by Buyer pursuant to Section 10.1(e), (ii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of (x) the date on which the Limited Partners of either General Partner shall have disapproved the transactions contemplated by this Agreement, or (y) the first-occurring date of termination of the Voting Period applicable to a General Partner during which the Limited Partner Consents with respect to such General Partner shall not have been obtained, such General Partner(s) for which the Limited Partner Consents shall not have been obtained will reimburse Buyer for Buyer's actual out-of-pocket costs and expenses incurred in connection with the negotiation and performance of this Agreement.

         10.3 Surviving Obligations. In the event of termination of this Agreement by either Buyer or Seller pursuant to this Section 10, prompt written notice thereof shall be given to the other party; and this Agreement shall terminate without further action by any of the parties hereto, and all obligations of the parties hereunder with respect to which this Agreement is terminated shall terminate, except for the obligations set forth in Sections 4.19, 5.7, 6.4, 10.2, 10.3, 10.5, 11 and 20.

         10.4 Attorney's Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses.

11.      Expenses.

         Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

12.      Entire Agreement.

         Buyer and Seller agree that this Agreement, including the Schedules and all Exhibits hereto and any other written document or instrument delivered in connection herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

13.      Parties Obligated and Benefited.

         Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement. Notwithstanding the foregoing, Buyer shall have the right, without Seller's prior consent, to assign this Agreement to any Affiliate of Buyer, unless such assignment will delay the consummation of the transactions contemplated by this Agreement.

14.      Notices.

         All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered in person or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by telecopier, in either case, with receipt confirmed, addressed as follows:

If to Seller:     Enstar Communications Corporation
                  12405 Powerscourt Drive
                  St. Louis, MO 63131
                  Telephone: (314) 965-0555
                  Telecopy:  (314) 965-0571
                  Attention: Ralph G. Kelly, Senior Vice President - Treasurer

With a copy to:   Curtis S. Shaw, Esq.,
                  Senior Vice President, General Counsel & Secretary



If to Buyer:      City of Poplar Bluff
                  101 Oak Street
                  Poplar Bluff, Missouri 63801
                  Telephone:
                  Telecopy:
                  Attention:

With a copy to:   Duncan & Pierce
                  1900 Northwood Drive
                  P.O. Box 1322
                  Poplar Bluff, Missouri 63902-1322
                  Telephone: (573) 785-0699
                  Telecopy:  (573) 785-6510
                  Attention: Wallace L. Duncan, City Attorney



or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section 14.



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

Notices and other communications provided in accordance with this Section 14 shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication.

15.      Amendments and Waivers.

         Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer. Any amendment or waiver effected in accordance with this Section 15 shall be binding upon each party. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

16.      Severability.

         If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

17.      Section Headings and Terms.

         The section headings in this Agreement are for convenience and reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.      Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts which together contain the signatures of each party hereto shall have been delivered to Seller and Buyer.

19.      Governing Law; Consent in Jurisdiction.

         This Agreement shall be governed by and construed and enforced in accordance with the law (without giving effect to the law governing the principles of conflicts of law) of the State of Missouri. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in any such court or courts located within the State of Missouri as is prohibited by law, and the parties consent to the jurisdiction of said court or courts located within the State of Missouri and to service of process by registered mail, return receipt requested, or by any other manner provided by law. Each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, or any other agreement or transaction related hereto or the subject matter thereof or thereof may not be enforced in or by such court.

20.      Specific Performance.

         The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by any of the parties hereto and, to the extent permitted by applicable Legal Requirements, each party hereof waives any objection to the imposition of such relief. Any such specific or equitable relief granted shall not be exclusive and an Indemnitee shall also be entitled to seek money damages.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]






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

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date and year first above written.

                         BUYER:

                         CITY OF POPLAR BLUFF, MISSOURI


                         By:
                            ----------------------------------------------------
                            Name:
                            Title:


                         SELLER:

                         ENSTAR IV/PBD SYSTEMS VENTURE

                         By:      Enstar Income Program IV-I, L.P., General
                                  Partner

                                  By:      Enstar Communications Corporation,
                                           its General Partner


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                         By:      Enstar Income Program IV-2, L.P., General
                                  Partner

                                  By:      Enstar Communications Corporation,
                                           its General Partner


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                       36